EXHIBIT 4.7

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           BECOR COMMUNICATIONS, INC.
                            (A Delaware Corporation)

     BECOR COMMUNICATIONS, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     1. The Board of Directors of this Corporation, at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article First of this Corporation's Certificate of Incorporation be amended to read:

         "FIRST:           The name of this corporation shall be:
                                   ENHANCE BIOTECH, INC."

     2. That said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     3. The aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 and 228 of the General Corporation Law of the State of Delaware

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by BUDDY YOUNG, its Chief Executive Officer and Chief Financial Officer, on this 24th day of March, 2003.


                                       /S/ L. STEPHEN ALBRIGHT
                                    ------------------------------
                                    L. STEPHEN ALBRIGHT, Secretary




STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATION
FILED 09:00 AM 03/25/03
030199521 - 3050872